UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2016

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 2, 2016, Telenet Financing USD LLC (the “Borrower”), a wholly-owned subsidiary of Telenet International Finance S.à.r.l, acceded to the terms of the credit facilities agreement dated 1 August 2007 (as amended) of Telenet N.V. (the “Credit Agreement”) as an Additional Borrower and Additional Guarantor (as defined in the Credit Agreement. Telenet International Finance S.a.r.L. is a direct subsidiary Telenet N.V., and Telenet N.V. is an indirect subsidiary of Liberty Global plc.

In addition, on May 2, 2016, the Borrower, certain other Guarantors and Existing Security Providers (as defined in the Credit Agreement) and The Bank of Nova Scotia as facility agent entered into an $850,000,000 additional facility accession agreement (the “AD Accession Agreement”) pursuant to the Credit Agreement. Under the terms of the AD Accession Agreement, certain lenders have agreed to provide a $850,000,000 term loan facility (“Facility AD”) to the Borrower. The final maturity date for Facility AD will be June 30, 2024. Facility AD will bear interest at a rate of LIBOR plus 3.50% subject to a LIBOR floor of 0.75%. Facility AD can be utilized by the Borrower for its general corporate purposes and/or working capital purposes including, without limitation, the refinancing, repayment or prepayment of existing indebtedness.

The advances made under Facility AD will be issued with an original issue discount fee such that they are issued at a price of 99.50% of the principal amount of each Facility AD advance on the relevant utilization date.

The foregoing descriptions of Facility AD and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the AD Accession Agreement, a copy of which is attached hereto at Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Name

4.1	Telenet Additional Facility AD Accession Agreement dated 2 May 2016 and entered into between, among others, Telenet Financing USD LLC and The Bank of Nova Scotia

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: May 6, 2016

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